Exhibit 4.2

TERM NOTE

US $10,000,000	________________, 2008

FOR VALUE RECEIVED, the undersigned, KY USA ENERGY, INC., a Kentucky corporation (the “Borrower”), HEREBY PROMISES TO PAY in accordance with the Credit Agreement referred to below, to the order of NSES 12, LLC, a Delaware limited liability company (the “Lender”), the principal sum of TEN MILLION AND NO/100 DOLLARS ($10,000,000), or so much thereof as may be advanced to the Borrower from time to time in immediately available funds, together with interest on the unpaid principal balance of this Term Note (this “Note”) from time to time outstanding at the rate per annum and in the manner set forth in the Credit Agreement (herein defined); provided that in no event shall interest on this Note ever be charged, paid, taken or received at a rate greater than the highest lawful rate. Interest on the principal balance outstanding from time to time under this Note shall be calculated in accordance with the Credit Agreement and shall be due and payable as set forth in the Credit Agreement. Additionally, in the event of prepayment of the principal balance of this Note in whole or in part, accrued interest on the principal portion prepaid shall also be due and payable at the time of prepayment. Accrued interest on any principal balance outstanding hereunder post-maturity (whether brought about by acceleration or otherwise) shall be due and payable on demand. The final maturity of this Note, unless demanded or accelerated earlier, shall be as set forth in the Credit Agreement, at which time all principal and accrued interest then unpaid shall be due and payable in full.

This Note is a Term Note as referred to in, and is subject to and is entitled to the benefits of, that certain Senior Secured Credit Agreement dated as of ______________, 2008, by and between Borrower and Lender (as amended, supplemented or modified from time to time, the “Credit Agreement”). All capitalized terms used herein and not otherwise defined herein shall have the meanings given thereto in the Credit Agreement. The Credit Agreement, among other things, contains provisions for acceleration of the maturity hereof upon the happening of certain stated events. If this Note shall be collected by legal proceedings or through a bankruptcy court, or shall be placed in the hands of an attorney for collection after default or maturity (regardless of how maturity is brought about), the Borrower agrees to pay all costs of collection, including reasonable attorneys’ fees.

Initials

It is the intention of the Borrower and the Lender to comply with applicable state and federal usury laws now or hereafter enacted. Accordingly, and notwithstanding any provision to the contrary herein or in any Security Document or in any other document related thereto, in no event shall this Note, any Security Document or any other document related thereto require payment or permit the collection of interest in excess of the maximum amount permitted by such laws. If, for any reason whatsoever, the interest paid or received on this Note during its full term produces a rate which exceeds the highest lawful rate applicable to the holder, the holder of this Note shall refund to the Borrower or, at the holder’s option, credit against the principal of this Note such portion of said interest as shall be necessary to cause the interest paid on this Note to produce a rate equal to the highest lawful rate. All sums paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Note, so that the interest rate is uniform throughout the full term of this Note.

Interest shall be calculated on the unpaid principal balance of this Note from time to time outstanding from the date of each Advance of principal to the date of repayment in full of such Advance pursuant to the terms of the Credit Agreement.

The Borrower hereby authorizes the Lender to enter into Lender’s records the date and principal amount of each Advance, and the rate of interest payable thereon, which shall be binding on the Borrower absent manifest error; provided that the failure of the Lender to make any such record entry shall not affect the obligation of the Borrower to repay each Advance and to pay interest accrued thereon and other sums payable hereunder.

The Borrower waives notice (including, but not limited to, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration) of presentment for payment and protest and any other notice of any kind except as specifically required by the Credit Agreement. No failure to exercise, and no delay in exercising any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights. The Borrower agrees that its liability on or with respect to this Note shall not be affected by any release of or change in any security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

BORROWER HEREBY UNCONDITIONALLY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF, DIRECTLY OR INDIRECTLY, THIS NOTE, ANY OF THE RELATED DOCUMENTS, ANY DEALINGS BETWEEN BORROWER AND LENDER RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED BETWEEN LENDER AND BORROWER. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT (INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.) THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS NOTE, ANY RELATED DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. IN THE EVENT OF LITIGATION, THIS NOTE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

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THE OBLIGATIONS OF BORROWER UNDER THIS NOTE ARE TO BE PERFORMED IN THE STATE OF NEW YORK AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OF CONFLICTS OF LAWS.

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IN WITNESS WHEREOF, Borrower has executed this Note as of the date first above written.

BORROWER:

KY USA Energy, Inc., a Kentucky corporation

By:
Name:
Title:

[Signature Page to Term Note]